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                                                                   Exhibit 23(b)


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Spiegel, Inc.:


We consent to incorporation by reference in this registration statement on Form S-8 of Spiegel, Inc. of our report dated February 11, 1998, relating to the consolidated balance sheets of Spiegel, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended January 3, 1998 and related financial statement schedule, which reports are incorporated by reference or appear in the Spiegel, Inc. Form 10-K for the year ended January 3, 1998.

Chicago, Illinois
December 22, 1998


                                             /s/ KPMG Peat Marwick LLP
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